EXHIBIT 99



                 CELLULAR COMMUNICATIONS INTERNATIONAL ANNOUNCES
            SUCCESSFUL CLOSE OF TENDER OFFER AND CONSENT SOLICITATION
             RELATING TO ITS EURO 235,000,000 9-1/2% SENIOR DISCOUNT
                                 NOTES DUE 2005
                     ISIN NOS. X30087309976 AND XS0085495082

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NEW YORK, NEW YORK, FEBRUARY 2, 1999 -- Cellular  Communications  International,
Inc. (NASDAQ: CCIL) announced today that it has closed its previously announced tender offer and consent solicitation for its Euro 235,000,000 9-1/2% Senior Discount Notes Due 2005. The tender offer expired at 5:00 p.m., New York City time, on February 2, 1999. All of the outstanding Notes were tendered for payment.

The total purchase price per Euro 1,000 principal amount at maturity of tendered Notes will be Euro 855.00. The total purchase price was calculated on January 29, 1999 pursuant to and in the manner set forth in the Offer to Purchase and Consent Solicitation Statement dated December 18, 1998 . Of such total purchase price, an amount equal to Euro 15.00 shall constitute a consent payment per Euro 1,000 principal amount at maturity of Notes.

The tender offer by Kensington Acquisition Sub, Inc., a wholly owned subsidiary of Mannesmann AG and Olivetti S.p.A., to acquire a majority of the outstanding shares of common stock of CCIL has been closed with Kensington Acquisition Sub, Inc. acquiring 12,079,305 shares of CCIL's common stock, representing approximately 68.6% of the outstanding shares of CCIL (or 55.4% of the shares on a fully diluted basis).

Goldman Sachs International and Lehman Brothers acted as Dealer Managers for the tender offer. The Information Agent is MacKenzie Partners, Inc. and the Depositary is The Chase Manhattan Bank.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated December 18, 1998. Persons with questions regarding the tender offer should contact the Information Agent at 800-322-2885 or Goldman Sachs at 877-686-5059.

CONTACT:  MacKenzie Partners, Inc., Jeanne Carr (212) 929-5916